As filed with the Securities and Exchange Commission on October 5, 2004.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CENTRAL PACIFIC FINANCIAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

HAWAII	99-0212597
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

220 South King Street

Honolulu, Hawaii 96813

(808) 544-0500

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CB Bancshares, Inc. Stock Compensation Plan

CB Bancshares, Inc. Director Stock Option Plan

Central Pacific Financial Corp. 2004 Stock Compensation Plan

(Full Title of Plan)

Neal K. Kanda

President

220 South King Street

Honolulu, Hawaii 96813

(808) 544-0500

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

with a copy to:

Alison S. Ressler, Esq.
Sullivan & Cromwell
1888 Century Park East
Los Angeles, California 90067
(310) 712-6600

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, no par value	1,989,218	$27.60	$54,902,416.80	$6,956.14

(1)              Amount to be registered includes an aggregate of 489,218 shares reserved for issuance in connection with the CB Bancshares, Inc. Stock Compensation Plan and CB Bancshares, Inc. Director Stock Option Plan and 1,500,000 reserved for issuance in connection with the Central Pacific Financial Corp. 2004 Stock Compensation Plan.  In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan(s) described herein.

(2)              Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) and 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the common stock, no par value, of Central Pacific Financial Corp. (“CPF”) as reported on the New York Stock Exchange on September 30, 2004.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

All information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

The documents listed below have been filed with the Securities and Exchange Commission by CPF (the “Registrant”) (File No. 000-12396) and are incorporated herein by reference to the extent not superseded by reports or other information subsequently filed:

(1) Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003;

(2) Registrant’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004 and June 30, 2004;

(3) Registrant’s Current Reports on Form 8-K filed on February 4, 2004, April 23, 2004, August 31, 2004, September 14, 2004, September 17, 2004, and September 21, 2004;

(4) The description of the Registrant’s common stock contained in the Registrant’s registration statement filed by the Registrant pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or reports filed that update the description.

Please note that all other documents and reports filed by the Registrant under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, following the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remain unsold of this offering will be deemed to be incorporated herein by reference and to be part hereof from the date of filing of such documents with the Securities and Exchange Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement shall not be deemed to constitute a part of this registration statement except as so modified or superseded.

Item 4.           Description of Securities.

The Registrant’s common stock to be offered under this Registration Statement is registered under Section 12 of the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

Section 414-242 of the Hawaii Business Corporation Act provides that a corporation may indemnify an individual who is a party to a proceeding because the individual is a director against liability incurred in the proceeding if:

•                                          the individual conducted himself or herself in good faith and the individual reasonably believed: (i) in the case of conduct in the individual’s official capacity, that the individual’s conduct was in the best interests of the corporation; and (ii) in all other cases, that the individual’s conduct was at least not opposed to the best interests of the corporation; and

•                                          in the case of any criminal proceeding, the individual had no reasonable cause to believe the individual’s conduct was unlawful; or

•                                          the individual engaged in conduct for which broader indemnification has been made permissible or obligatory under a provision of the articles of incorporation.

To the extent that a director is wholly successful in the defense of any proceeding to which the director was a party because the director was a director of the corporation, the corporation is required by Section 414-243 of the Hawaii Business Corporation Act to indemnify such director for reasonable expenses incurred thereby.

Under Section 414-244 of the Hawaii Business Corporation Act, a corporation, before final disposition of a proceeding, may advance funds to pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding because the director is a director of the corporation if the director delivers certain written affirmations and certain undertakings.  Under certain circumstances, under Section 414-245 of the Hawaii Business Corporation Act, a director may apply for and obtain indemnification or an advance for expenses to the court conducting the proceeding or to another court of competent jurisdiction.

Further, under Section 414-246 of the Hawaii Business Corporation Act, indemnification may be made only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because a director has met the applicable standard, with such determination to be made:

•                                          by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding or who do not have a familial, financial, professional or employment relationship with the director whose indemnification is the subject of the decision being made, which relationship would reasonably be expected to influence the director’s judgment when voting on the decision being made;

•                                          by special legal counsel; or

•                                          by a majority vote of the shareholders.

Under Section 414-247 of the Hawaii Business Corporation Act, a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because the officer is an officer of the corporation:

•                                          to the same extent as a director; and

•                                          if the person is an officer but not a director, to such further extent as may be provided by the articles of incorporation, the bylaws, a resolution of the board of directors, or contract except for liability in connection with a proceeding by or in the right of the corporation other than for reasonable expenses incurred in connection with the proceeding, or liability arising out of conduct that constitutes: (i) receipt by the officer of a financial benefit to which the officer is not entitled; (ii) an intentional infliction of harm on the corporation or the shareholders; or (iii) an intentional violation of criminal law.

The above-described provision applies to an officer who is also a director if the basis on which officer is made a party to the proceeding is an act or omission solely as an officer.  Further, an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 414-243 of the Hawaii Business Corporation Act and may apply to a court under Section 414-245 of the Hawaii Business Corporation Act for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance for expenses.

The Hawaii Business Corporation Act also provides that a corporation may include indemnification provisions in its articles of incorporation that are broader than the foregoing provisions.  The restated articles of incorporation of Central Pacific, as amended, do not address the matter of indemnification of directors and officers; however, the provisions of the amended bylaws of Central Pacific relating to indemnification of directors and officers are substantially the same as the provisions of the Hawaii Business Corporation Act described above as related to the corporations obligations and authority to indemnify its directors and officers.

Central Pacific has purchased insurance on behalf of any person who is or was a director, officer, employee or agent of Central Pacific, or is or was serving at the request of Central Pacific as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him in any such capacity, or arising out of his or her status as such, whether or not Central Pacific would have the power to indemnify him or her against such liability under the provisions of the Amended Bylaws of Central Pacific.

Item 7.           Exemption From Registration Claimed.

Not applicable.

Item 8.           Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

4.1	Restated Articles of Incorporation of Registrant. (1)

4.2	Amendment to Articles of Incorporation of Registrant, dated April 22, 2003. (2)

4.3	Amendment to Articles of Incorporation of Registrant, dated September 15, 2004.

4.4	Amended Bylaws of Registrant. (3)

4.5	Amendment to Bylaws of Registrant, dated September 15, 2004.

4.6	CB Bancshares, Inc. Stock Compensation Plan.(4)

4.7	CB Bancshares, Inc. Director Stock Option Plan.(5)

4.8	Central Pacific Financial Corp. 2004 Stock Compensation Plan.

5.1	Opinion of McCorriston Miller Mukai MacKinnon LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of McCorriston Miller Mukai MacKinnon LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

(1)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities Exchange Commission on March 30, 1998.

(2)          Incorporated by reference to Exhibit 3.3 to Form S-4 Registration No. 333-104783, filed with the Securities and Exchange Commission on April 28, 2003.

(3)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities Exchange Commission on May 7, 2004.

(4)          Incorporated by reference to Exhibit A and B to CB Bancshares, Inc.’s Proxy Statement for the January 25, 1995 Special Meeting of Shareholders, filed with the Securities and Exchange Commission on December 9, 1995.

(5)          Incorporated by reference to Exhibit 99.1 on CB Bancshares, Inc.’s Registration Statement on Form S-8, Registration No. 333-81279, filed with the Securities and Exchange Commission on June 22, 1999.

*Included in signature page.

Item 9.           Undertakings.

(a)                                  The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Honolulu, state of Hawaii, on October 4, 2004.

CENTRAL PACIFIC FINANCIAL CORP.,
a Hawaii corporation

By	/S/ CLINT ARNOLDUS
Name: Clint Arnoldus
Title: Chief Executive Officer

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Clint Arnoldus and Neal K. Kanda, with full power to act alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ CLINT ARNOLDUS	Chief Executive Officer (Principal Executive Officer) and Director	October 4, 2004
Clint Arnoldus

/S/ RONALD K. MIGITA	Chairman of the Board	October 4, 2004
Ronald K. Migita

/S/ DEAN K. HIRATA	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 4, 2004
Dean K. Hirata

/S/ RICHARD J. BLANGIARDI	Director	October 4, 2004
Richard J. Blangiardi

Director
Christine Camp Friedman

/S/ B. JEANNIE HEDBERG	Director	October 4, 2004
B. Jeannie Hedberg

Director
Dennis I. Hirota, Ph.D.

/S/ CLAYTON K. HONBO	Director	October 4, 2004
Clayton K. Honbo

/S/ NEAL K. KANDA	President and Director	October 4, 2004
Neal K. Kanda

/S/ PAUL KOSASA	Director	October 4, 2004
Paul Kosasa

Director
Duane K. Kurisu

Director
Colbert M. Matsumoto

/S/ GILBERT J. MATSUMOTO	Director	October 4, 2004
Gilbert J. Matsumoto

/S/ MIKE K. SAYAMA	Director	October 4, 2004
Mike K. Sayama

Director
Maurice H. Yamasato

/S/ DWIGHT L. YOSHIMURA	Director	October 4, 2004
Dwight L. Yoshimura

EXHIBIT INDEX

Exhibit No.	Description
4.1	Restated Articles of Incorporation of Registrant. (1)

4.2	Amendment to Articles of Incorporation of Registrant, dated April 22, 2003. (2)

4.3	Amendment to Articles of Incorporation of Registrant, dated September 15, 2004.

4.4	Amended Bylaws of Registrant. (3)

4.5	Amendment to Bylaws of Registrant, dated September 15, 2004.

4.6	CB Bancshares, Inc. Stock Compensation Plan.(4)

4.7	CB Bancshares, Inc. Director Stock Option Plan.(5)

4.8	Central Pacific Financial Corp. 2004 Stock Compensation Plan.

5.1	Opinion of McCorriston Miller Mukai MacKinnon LLP.

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2	Consent of McCorriston Miller Mukai MacKinnon LLP (included in Exhibit 5.1).

24.1*	Power of Attorney.

(1)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 1997, filed with the Securities Exchange Commission on March 30, 1998.

(2)          Incorporated by reference to Exhibit 3.3 to Form S-4 Registration No. 333-104783, filed with the Securities and Exchange Commission on April 28, 2003.

(3)          Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-Q for the quarter ended March 31, 2002, filed with the Securities Exchange Commission on May 7, 2004.

(4)          Incorporated by reference to Exhibit A and B to CB Bancshares, Inc.’s Proxy Statement for the January 25, 1995 Special Meeting of Shareholders, filed on December 9, 1995.

(5)          Incorporated by reference to Exhibit 99.1 on CB Bancshares, Inc.’s Registration Statement on Form S-8, Registration No. 333-81279, filed on June 22, 1999.

*Included in signature page.